Exhibit 12.1

Ratio of Earnings to Fixed Charges

                                                             Nine Months Ended                    Year Ended December 31
                                                                  30-Sep
                                                        2002             2001             2001            2000             1999
                                                        $'000            $'000           $'000            $'000            $'000
Net income before taxes and cumulative
effect of change in accounting principle                19,962           14,309          17,304           15,922            8,833
Interest expense                                           593              937           1,405                -                -
                                                      ----------------------------------------------------------------------------
                                                        20,555           15,246          18,709           15,922            8,833
Interest credited to interest sensitive contract
liabilities                                             33,646           10,428          17,578           17,390            5,549

                                                      ----------------------------------------------------------------------------
Adjusted net income                                     54,201           25,674          36,287           33,312           14,382
                                                      ============================================================================

Fixed Charges
  Interest expense                                         593              937           1,405                -                -
Interest credited to interest sensitive contract
liabilities                                             33,646           10,428          17,578           17,390            5,549

                                                      ----------------------------------------------------------------------------
Total fixed charges                                     34,239           11,365          18,983           17,390            5,549
                                                      ============================================================================


Ratio of earnings to fixed charges (1)                     1.6              2.3             1.9              1.9              2.6
Ratio of earnings to fixed charges excluding
interest credited on interest sensitive contract
liabilities(2)                                            34.7             16.3            13.3 N/A              N/A


(1) For purposes of determining this ratio, earnings consists of net income before income taxes and cumulative effect of changes in accounting principle. Fixed charges consist of interest and debt expense on long term debt and borrowings and interest on interest sensitive contract liabilities.
(2) This ratio is calculated in the same way as the ratio of earnings to fixed charges, except that fixed charges do not include interest on interest sensitive contract liabilities. This ratio is not required but is provided as additional information. It provides additional information on the coverage of fixed charges that are not related to our products.